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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
March 20, 2001

            Anker Reaches Agreement to Amend Foothill Loan Agreement

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that it reached an agreement with Foothill Capital Corporation ("Foothill") and its other senior lenders to amend the Company's loan agreement.

         Under the amendment, Foothill and the other senior lenders have agreed to consent to the Company's proposed offer to exchange up to 38,006 shares of Class E convertible preferred stock for up to $38,006,000 principal amount of the Company's outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000). In addition, Foothill and the other senior lenders have agreed to temporarily reduce the excess availability requirement for making intercompany advances to the Company from $5.0 million to $2.5 million to allow the Company to make interest payments on its 14.25% notes. This temporary reduction in excess availability would be effective for the period beginning 30 days prior to the closing date of the amendment through and including November 1, 2001. Thereafter, the excess availability requirement would return to $5.0 million.

         The amendment would impose an additional temporary EBITDA covenant. Under this covenant, the Company's EBITDA as of the end of June, July, August, September and October, 2001, for the immediately preceding three month period, must equal or exceed 80% of the Company's budgeted EBITDA. The amendment would not make any adjustment to the $1.4 million equipment reserve.

         The amendment is subject to several conditions, including the consummation of the exchange offer on or before March 31, 2001. The specific terms of the amendment are set forth in a form of amendment to be filed as an exhibit to a Form 8-K with the SEC.

         The Company also announced that negotiations with the holders of the Company's outstanding preferred stock regarding proposed amendments to the terms of that preferred stock are continuing. These amendments are conditions to the closing of the Company's exchange offer. The Company cannot give any assurance that it will successfully complete these negotiations.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.